Exhibit 99.1

For Immediate Release

AlloVir Announces Departure of Chief Medical Officer Agustin Melian

Waltham, Mass. – December 16, 2021 - AlloVir (Nasdaq: ALVR) today announced that Agustin Melian, MD, Chief Medical Officer, has decided to leave the company at the end of this year. Although officially leaving the company, Dr. Melian has agreed to work with AlloVir in an advisory capacity to ensure a smooth transition.

Dr. Melian joined AlloVir in March 2019 and under his leadership, the company has advanced its lead product posoleucel into Phase 3 clinical development and shaped the clinical development programs for its investigational therapies targeting respiratory viruses.

“Over the last two and half years, Tino has been instrumental in expanding and advancing our pipeline of virus-specific T cells. I’m very grateful for his contributions, which have helped establish AlloVir as a leader in this field and position us well for our next stage of growth,” said Diana Brainard, MD, Chief Executive Officer, AlloVir.

Richard Riese, MD, PhD, Senior Vice President, Clinical Research, will continue to lead the company’s clinical development programs, including oversight of the Phase 3 studies for posoleucel.

About AlloVir

AlloVir is a leading late clinical-stage cell therapy company with a focus on restoring natural immunity against life-threatening viral diseases in pediatric and adult patients with weakened immune systems. The company’s innovative and proprietary technology platforms leverage off-the-shelf, allogeneic, single- and multi-virus-specific T cells for patients with T cell deficiencies who are at risk from the life-threatening consequences of viral diseases. AlloVir’s technology and manufacturing process enable the potential for the treatment and prevention of a spectrum of devastating viruses with each single allogeneic cell therapy. The company is advancing multiple mid- and late-stage clinical trials across its product portfolio. For more information, visit www.allovir.com or follow us on Twitter or LinkedIn.

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Media and Investor Contact:

Sonia Choi

AlloVir

schoi@allovir.com